Exhibit 2.7

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of our share capital summarizes certain provisions of the articles of association of Ardagh Metal Packaging S.A. (the “Articles”). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles, which have been filed as an exhibit to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Form 20-F”). References in this section to “we”, “our”, “us”, the “Company”, or “AMPSA” generally refer to Ardagh Metal Packaging S.A.

General

AMPSA is a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465.

The corporate objects of the Company are set out in the Articles. They are to be interpreted in the broadest sense and any transaction or agreement which is entered into by the Company that is not inconsistent with the specified objects will be deemed to be within the scope of such objects or powers.

Shares

Share Capital

AMPSA was incorporated on January 20, 2021 by Ardagh Group S.A., with an initial share capital of €30,000, represented by 3,000,000 ordinary shares with a nominal value of €0.01 per share.

AMPSA’s current issued share capital equals €5,976,995.86, represented by 597,699,586 ordinary shares with a nominal value of €0.01 per share (the “Ordinary Shares”). All issued shares are fully paid and subscribed for. The authorized capital of AMPSA (including the issued share capital) is set at €1,000,000,000, divided into 100,000,000,000 shares represented by Ordinary Shares. In addition, pursuant to the Articles, AMPSA may issue preferred shares which are non-voting shares (the “Preferred Shares”). AMPSA currently does not have any Preferred Share in issue. There are also 16,749,984 warrants (“Warrants”) outstanding, each exercisable at $11.50 per share, subject to adjustment as described in the warrant agreement (the “Warrant Agreement”), dated August 10, 2020, by and between Gores Holdings V, Inc., a Delaware Corporation, which has since been dissolved (“GHV”) and Continental Stock Transfer & Trust Company, as warrant agent, as assigned to AMPSA and amended in accordance with a warrant assignment, assumption and amendment agreement (the “Warrant Assignment, Assumption and Amendment Agreement”), dated August 4, 2021, by and among AMPSA, GHV, Computershare Inc. and Computershare Trust Company, N.A.

A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to AMPSA or its creditors.

Share Issuances

Pursuant to Luxembourg law, the issuance of shares requires approval by the general meeting of shareholders subject to necessary quorum and majority requirements. The general meeting of shareholders or the Articles may also approve an authorized capital and authorize the board of directors of the Company (the “Board”) to increase the issued share capital in one or several tranches with or without share premium, against payment in (i) cash, including the setting off of claims against AMPSA that are certain, due and payable, (ii) in kind, and (iii) reallocation of the share premium, profit reserves or other reserves of AMPSA, through issuance of shares, the granting of options to subscribe for shares, or the issuance of any other instruments convertible into or repayable by or exchangeable for shares (whether provided in the terms at issue or subsequently provided), the issuance of bonds with warrants or other rights to subscribe for shares attached, or the issuance of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, shares, up to a maximum of the authorized but as yet unissued share capital of AMPSA to such persons and on such terms as the Board determines in its absolute discretion. The Board can be authorized to remove or limit the statutory preferential subscription right of the shareholders in case of issue of shares up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the Board to issue shares.

The Articles authorize the Board to issue shares (irrespective of their class) up to the maximum amount of the authorized unissued share capital of the AMPSA and to limit or withdraw any and all statutory preemptive rights which would be applicable in respect of such issuance for a period of five years from July 8, 2022, to such persons, on such terms and for such consideration as the Board determines in its absolute discretion. Shareholders may at a general meeting renew or extend such authorized share capital and authorization to the Board to issue shares.

In addition, the general meeting of shareholders may authorize the Board to make an allotment of existing or newly issued shares without consideration to (a) employees of AMPSA or certain categories amongst those; (b) employees of companies or economic interest grouping in which AMPSA holds directly or indirectly at least ten percent (10%) of the share capital or voting rights; (c) employees of companies or economic interest grouping holding directly or indirectly at least ten percent (10%) of the share capital or voting rights of AMPSA; (d) employees of companies or economic interest grouping in which at least fifty percent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty percent (50%) of the share capital of AMPSA; (e) corporate officers of AMPSA or of the companies or economic interest grouping listed in points (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the RESA.

The Articles authorize the Board to issue shares (irrespective of their class) free of charge within the limitations set out in article 430-15 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “1915 Law”).

AMPSA recognizes only one (1) holder per share. In case a share is owned by several persons, AMPSA shall treat the first named holder on the register of shareholders as having been appointed by the joint holders to receive all notices and to give a binding receipt for any dividend(s) payable in respect of such share(s) on behalf of all joint holders, without prejudice to the rights of the other holders to information as set out in the 1915 Law.

The Board resolves on the issuance of shares (irrespective of their class) out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the Articles and applicable law. The Board also resolves on the applicable procedures and timelines to which such issuance is subjected. If the proposal of the Board to issue new shares exceeds the limits of AMPSA’s authorized share capital, the Board must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the Articles. If the capital call proposed by the Board consists of an increase in the shareholders’ commitments, the Board must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preferred Shares

Any Preferred Shares will be issued in the form of redeemable shares and be redeemable at the sole discretion of the Company at such date as decided by the Board. The holders of any Preferred Shares will have no right to request the redemption of their Preferred Shares. Any Preferred Shares will be non-voting shares.

Preemptive Rights

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of shares for cash consideration. However, AMPSA’s shareholders have, in accordance with Luxembourg law, authorized the Board to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the Board deems such suppression, waiver, or limitation advisable for any issuance or issuances of shares (irrespective of their class) within the scope of AMPSA’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the Articles also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per share. The shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

AMPSA cannot subscribe for its own shares. AMPSA may, however, repurchase issued shares or have another person repurchase issued shares for its account, subject to the following conditions:

●	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:
o	the terms and conditions of the proposed repurchase and in particular the maximum number of shares to be repurchased;
o	the duration of the period for which the authorization is given, which may not exceed five years; and
o	in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of shares acquired by either AMPSA, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;
●	only fully paid-up shares may be repurchased;
●	the voting rights attached to the repurchased shares will be suspended as long as the repurchased shares are held by AMPSA, the Board may decide to suspend the right to dividends attached to such repurchased shares; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to AMPSA’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the Board is authorized to acquire and sell AMPSA’s shares under the conditions set forth in article 430-15 of the 1915 Law, which are described above. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

The Articles authorize the Board to purchase AMPSA’s own shares in accordance with Luxembourg law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which the Ordinary Shares are traded. The Articles provide that the Board is authorized for a period of 5 years from July 8, 2022 to make (i) open market repurchases of shares subject to certain conditions, and (ii) repurchases of shares other than as described in (i) where the same terms are offered to all shareholders in a similar situation, it being understood that holders of Preferred Shares shall not be deemed to be in a similar situation to holders of Ordinary Shares.

In addition, pursuant to Luxembourg law, AMPSA may directly or indirectly repurchase shares by resolution of its Board without the prior approval of the general meeting of shareholders if such repurchase is deemed by the Board to be necessary to prevent serious and imminent harm to AMPSA, or if the acquisition of shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law.

Voting Rights

Each Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor the Articles contain any restrictions as to the holding or voting of Ordinary Shares by non-Luxembourg residents. Luxembourg law does not provide for cumulative voting in the election of directors. Voting of shareholders holding Ordinary Shares at a general meeting may be in person, by proxy or by voting form. The Articles specify how the Company shall determine the shareholders of record entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof.

Preferred Shares (if any) will be non-voting shares. Any shareholder who holds one or more Preferred Share(s) will be able to attend a shareholders meeting in person or be represented by proxy, but will not be able to vote. Any Preferred Shares will not be taken into account for determining the quorum for items submitted to vote to the shareholders save for very specific situations set out in the 1915 Law in which holders of non-voting shares shall be entitled to vote (i.e. where the deliberation of the general meeting is such that it may result in an increase of the commitments of the shareholders or an amendment of the rights attaching to the non-voting shares as well as in any general meeting called upon to decide on the reduction of capital or on the early dissolution of the Company).

The Articles distinguish ordinary resolutions and special resolutions.

Ordinary Resolutions. The Articles (to be read in conjunction with Luxembourg law) require a quorum of at least one-third (1/3) of the voting shares in issue present in person or by proxy, for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions are adopted by a simple majority of votes validly cast on such resolution by shareholders entitled to vote. Abstentions and nil votes are not taken into account.

Special Resolutions. The Articles require special resolutions adopted at an extraordinary general meeting for any of the following matters, among other things: (i) an increase or decrease of the authorized or issued capital, (ii) an amendment to the Articles and (iii) dissolving the Company. Pursuant to the Articles (to be read in conjunction with Luxembourg law), for any special resolutions to be considered at an extraordinary general meeting the quorum is at least one-half (1/2) of the voting shares in issue present in person or by proxy, unless otherwise mandatorily required by the 1915 Law. Any special resolution may be adopted at an extraordinary general meeting at which a quorum is present, subject to the 1915 Law, by the affirmative vote of holders of at least two-thirds (2/3) of the votes validly cast on such resolution by shareholders entitled to vote.

Ardagh Holdings S.A., our ultimate parent company, by virtue of its indirect ownership of approximately 76% of our Ordinary Shares, can control the outcome of any action requiring the general approval of our shareholders.

The Board may suspend the right to vote of any shareholder if such shareholder fails to fulfill its obligations under the Articles or any deed of subscription or deed of commitment entered into by such shareholder.

Amendment of the Articles

Except where the Articles authorize the Board to approve an increase or a reduction in share capital and subsequently record such change within thirty (30) days in the presence of a Luxembourg notary, the Articles require a special resolution approved at an extraordinary general meeting of shareholders to amend the Articles. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the Articles. Any resolutions to amend the Articles must be taken before a Luxembourg notary and such amendments must be published in accordance with the 1915 Law.

Annual Shareholders Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year.

Distributions on Winding up of the Company

Any voluntary dissolution of the Company will take place in accordance with the provisions of Luxembourg law. The Company may only be placed into voluntary dissolution if shareholders holding Ordinary Shares and Preferred Shares (if any) vote in favor of such dissolution by means of a special resolution passed at an extraordinary general meeting.

In the event of our liquidation, dissolution or winding up, the holders of shares are entitled to share as set forth in our Articles.

Because all shares of the Company will be fully paid, shareholders will have no liability in the event of a winding up of the Company, unless they are deemed to be a de facto manager (gérant de fait) exercising effective and continuing control over the Company by positive actions.

Mergers and De-mergers

A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by a special resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de-merger of a Luxembourg company is, in principle, subject to certain exceptions subject to the approval by a special resolution of shareholders.

Compulsory Transfer of Shares

The Articles provide that at any time a person is or becomes, directly or indirectly, the owner of 75% or more of the number of issued Ordinary Shares of the Company, such person (the “Acquiror”) may require, by giving notice to the Company as specified in the Articles, the holders of the remaining issued Ordinary Shares of the Company to sell their Ordinary Shares to the Acquiror for cash at a price that reflects the fair market value of such shares as initially determined by an independent investment banking firm of international reputation retained by the Acquiror. The Articles contain procedures for determining the fair market value of the shares held by the minority shareholders, which include a dispute resolution provision permitting holders of at least 10% of the remaining Ordinary Shares of the Company to dispute the purchase price proposed by the Acquiror in accordance with the procedures set forth in the Articles.

Anti-Takeover Provisions

The Articles contain provisions that may make acquisition of the Company more difficult, including the following:

●	Classified Board. Our Board is classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror.

●	Notice Requirements for Shareholder Proposals. Luxembourg law and the Articles provide that one or more shareholders together holding at least 10% of the Company’s share capital may request the addition of one or more items to the agenda of any general meeting. The request must be sent to the registered office by registered mail, at least five clear days before the meeting is held. The Articles also specify certain requirements regarding the form and content of a shareholder’s notice. These requirements may make it difficult for our shareholders to bring matters before a general meeting.

●	Special Resolutions. The Articles require special resolutions adopted at an extraordinary general meeting for any of the following matters, among other things: (a) an increase or decrease of the authorized or issued capital, (b) an amendment to the Articles and (c) dissolving the Company. Pursuant to our Articles, for any special resolutions to be considered at an extraordinary general meeting the quorum is in excess of one-half (1∕2) of the voting share capital in issue present in person or by proxy unless otherwise mandatorily required by Luxembourg law. If such quorum is not met at a first extraordinary general meeting, a second meeting may be convened, and such second meeting shall validly deliberate regardless of the proportion of the capital represented. Any special resolution may be adopted at an extraordinary general meeting at which a quorum is present (except as otherwise provided by mandatory law) by the affirmative votes of at least two-thirds (2∕3) of the votes validly cast on such resolution by shareholders entitled to vote.

These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of the Company, even if such transaction would benefit its shareholders.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Luxembourg law. Minority shareholders holding securities entitled to vote at the general meeting that resolved on the granting of discharge to the directors, holding at least the 10% threshold (of the subscribed capital) may bring an action against the directors on behalf of the Company. Minority shareholders holding at least the 10% threshold (of the subscribed capital) may also ask the directors questions in writing concerning acts of management of the Company or one of its subsidiaries, and if the Company fails to answer these questions within one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on these acts of management. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.

The Articles contain a provision providing for the waiver by each of our shareholders of any claim or right of action they have, both individually and on the Company’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any matter involving fraud or dishonesty, gross negligence, willful misconduct or action giving rise to criminal liability that may attach to such director or officer.

Interested Directors

The Articles contain specific provisions regarding interested directors and set forth procedures for approval of contracts or transactions involving an interested director. If a director has a direct or indirect financial interest conflicting with that of the Company in any contract or transaction to which the Company will be party, such interested director shall advise the Board thereof, cause a record of his or her statement to be included in the minutes of the meeting, and may not take part in the deliberations of the Board or any Board committee with respect to such contract or transaction and the Articles contain specific quorum and majority rules for meetings of the Board or its committees in case of conflicted directors. Such provisions do not apply to any contract or transaction that is within the ordinary course of business of the Company or its subsidiaries and is entered into on an arms’ length basis under market conditions.

Competition and Corporate Opportunities

The Articles contain specific provisions regarding competition and the allocation of corporate opportunities that are applicable to members of the Board who are not employees of the Company, as well as their respective Affiliates and Affiliated Entities (each as defined in the Articles), in recognition and anticipation that members of the Board who are not employees of the Company and their respective Affiliates and Affiliated Entities may engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, engages.

Warrants

Pursuant to the Warrant Assignment, Assumption and Amendment Agreement, GHV assigned to AMPSA all of GHV’s right, title and interest in and to the existing Warrant Agreement and AMPSA assumed, and agreed to pay, perform, satisfy and discharge in full, all of GHV’s liabilities and obligations under the existing Warrant Agreement arising from and after the August 4, 2021.

As of December 31, 2024, there were 16,749,984 Warrants outstanding. Each Warrant is exercisable to subscribe for one Ordinary Share and only whole Warrants are exercisable. The exercise price of the Warrants is $11.50 per Ordinary Share, subject to adjustment as described in the Warrant Agreement. A Warrant may be exercised only during the period commencing on the later of (i) the date that is thirty (30) days after the consummation of the merger of Ardagh MP MergeCo Inc. with and into GHV, with GHV surviving the Merger as a wholly owned subsidiary of AMPSA, which occurred on August 4, 2021 (the “Merger”), or (ii) the date that is twelve (12) months from the date of GHV’s initial public offering, consummated on August 10, 2020, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Merger is completed, or (y) the redemption date as provided in Section 6.3 of the Warrant Agreement.

Redemption of Warrants for Cash

Pursuant to the Warrant Agreement, the public warrants may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder.

If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

Redemption of Warrants for Ordinary Shares

AMPSA may redeem the outstanding Warrants (i) in whole and not in part, (ii) upon a minimum of 30 days’ prior written notice of redemption at a price equal to a number of Ordinary Shares to be determined by reference to the table contained in Section 6.2 of the Warrant Agreement, based on the redemption date and the fair market value of the Ordinary Shares, (iii) if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $10.00 per Ordinary Share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the notice of redemption to the warrant holders is sent, (iv) if, and only if, the private warrants are also concurrently exchanged at the same price (equal to a number of Ordinary Shares) as the outstanding public warrants, and (v) if, and only if, there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

The private warrants are identical to the public warrants, except that the private warrants and the Ordinary Shares issuable upon the exercise of the private warrants were not transferable, assignable or salable until 30 days after the completion of the Merger, subject to certain limited exceptions. Additionally, the private warrants are exercisable on a cashless basis and are non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable and exercisable by such holders on the same basis as the public warrants.

The foregoing description of the Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement, filed as Exhibit 2.3 to the Form 20-F, and the Warrant Assignment, Assumption and Amendment Agreement, filed as Exhibit 2.2 to the Form 20-F, and incorporated herein by reference.

Dividends

From the annual net profits of AMPSA, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of AMPSA. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the holders of Ordinary Shares. No distributions may be made to the holders of Ordinary Shares during a financial year if there is any Delta or New Delta (each as defined in our Articles), or unless all Preferred Shares are redeemed, as described in our Articles.

Preferred Shares (if any) will be entitled to an annual preferred dividend amounting to 9% of their nominal value computed on the basis of a 360-day year comprised of twelve 30-day months (the “Annual Preferred Share Dividend”). The first pro rata Annual Preferred Share Dividend shall be calculated from the date of issuance of a Preferred Share (with the month of issuance being computed as a full month) until the end of the financial year of the date of issue, and all the subsequent Annual Preferred Share Dividend will be calculated per financial year of the Company. The payment of dividends on any Preferred Shares will be at the discretion of our Board.

The Board may resolve that AMPSA pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the Articles. The Board shall set the amount and the date of payment of the interim dividend. Any interim dividends declared by the Board and paid during a financial year will be put to the shareholders at the following general meeting to be declared as final.

Subject to applicable laws and regulations, in order for AMPSA to determine which shareholders shall be entitled to receipt of any dividend, the Board may fix a record date, which record date will be the close of business (or such other time as the Board may determine) on the date determined by the Board. In the absence of a record date being fixed, the record date for determining shareholders entitled to receipt of any dividend shall the close of business in Luxembourg on the day the dividend is declared.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the Articles. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to AMPSA’s accounts.

Registrar, Transfer and Warrant Agent

The registrar and transfer agent for the shares and the warrant agent for the Warrants is Computershare Trust Company, N.A.

Comparison of Luxembourg Corporate Law and Delaware Corporate Law

SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Delaware	Luxembourg

Generally, under the Delaware General Corporation Law (“DGCL”), completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL.

Under Luxembourg law and the Articles, the Board has the broadest powers to take any action necessary or useful to achieve the Company’s purpose.  The Board’s powers are limited only by law and the Articles.

Any type of dissolution, voluntary liquidation or business combination that would require an amendment to the Articles, such as a merger or de-merger, requires an extraordinary resolution of a general meeting of shareholders.  Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the Board.  Neither Luxembourg law nor the Articles contain any provision requiring the Board to obtain shareholder approval of a sale, lease, or exchange of substantial assets of AMPSA.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder.  Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

Under Luxembourg law, no restriction exists as to the transactions that a shareholder may engage in with AMPSA.  The transaction must, however, be in AMPSA’s corporate interest, which for instance requires that the transactions are made on arm’s length terms.

SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Pursuant to Luxembourg law, the shareholders may create an authorized share capital which allows the Board to increase the issued share capital in one or several tranches with or without share premium, against payment in (i) cash, including the setting off of claims against AMPSA that are certain, due and payable, (ii) in kind, and (ii) reallocation of the share premium, profit reserves or other reserves of AMPSA, through issuance of shares, the granting of options to subscribe for shares, or the issuance of any other instruments convertible into or repayable by or exchangeable for shares (whether provided in the terms at issue or subsequently provided), the issuance of bonds with warrants or other rights to subscribe for shares attached, or the issuance of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, shares, up to a maximum of the authorized but as yet unissued share capital of AMPSA to such persons and on such terms as the Board determines in its absolute discretion.  The Board may be further authorized to, under certain conditions, limit, restrict, or waive preferential subscription rights of existing shareholders when issuing new shares within the authorized share capital.  The rights attached to the new shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the Articles.

In addition, the Board may be further authorized to make an allotment of existing or newly issued shares without consideration to (a) employees of AMPSA or certain categories amongst those; (b) employees of companies or economic interest grouping in which AMPSA holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights; (c) employees of companies or economic interest grouping holding directly or indirectly at least ten per cent (10%) of the share capital or voting rights of AMPSA (d) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of AMPSA; (e) corporate officers of AMPSA or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those.

The authorization to the Board to issue additional shares or other instruments as described above within the authorized share capital (and to limit, restrict, or waive, as the case may be, preferential subscription rights) as well as the authorization to allot shares without consideration may be valid for a period of up to five years, starting from either the date of the minutes of the extraordinary general meeting resolving upon such authorization or starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the RESA.  The authorization may be renewed, increased or reduced by a resolution of the extraordinary general meeting of shareholders, with the quorum and majority rules set for the amendment of the Articles.

The Articles authorize the Board to issue new shares (irrespective of their class), to grant options to subscribe for new shares, to issue any other instruments convertible into or repayable by or exchangeable for new shares (whether provided in the terms at issue or subsequently provided), to issue bonds with warrants or other rights to subscribe for new shares attached, or through the issue of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, new shares, up to a maximum of the authorized but as yet unissued share capital of the Company to such persons and on such terms as the Board determines in its absolute discretion AMPSA for a period ending five years after July 8, 2022 unless such period is extended, amended or renewed.  Accordingly, the Board is authorized to issue shares up to the limits of authorized share capital until such date.  AMPSA currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Neither Luxembourg law nor the Articles provide for appraisal rights.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or the Articles.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent.  All shareholder actions must be approved at an actual meeting of shareholders held before a Luxembourg notary necessary to authorize such action, consent in writing.

public or under private seal, depending on the nature of the matter.

Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence.

The Articles provide for the possibility of vote in writing (by way of a voting form provided by the Company) on resolutions submitted to the general meeting, provided that the voting form includes (a) the name, first name, address and the signature of the relevant AMPSA shareholder, (b) the indication of the shares for which the AMPSA shareholder will exercise such right, (c) the agenda as set forth in the convening notice and (d) the voting instructions (approval, refusal, abstention) for each point of the agenda.

MEETINGS OF SHAREHOLDERS

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year.  The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

Other general meetings of shareholders may be convened.

Luxembourg law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders.  Extraordinary resolutions relate to proposed amendments to the articles of association and other limited matters.  All other resolutions are ordinary resolutions.

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution.  The Articles (to be read in conjunction with Luxembourg law) provide that ordinary general meetings (including the annual general meeting) the holders of in excess of one-third (1∕3) of the voting shares in issue present in person or by proxy shall form a quorum for the transaction of business and ordinary resolutions are approved by the affirmative votes of a simple majority of the votes validly cast.  Abstentions are not considered “votes.”

Extraordinary resolutions are required for, among others, any of the following matters:  (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, (v) an amendment of the articles of association and (vi) change of nationality.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one half (50%) of the voting shares in issue.  If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum.  Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders.  Abstentions are not considered “votes.”

The 1915 Law provides that if, as a result of losses, net assets fall below half of the share capital of the company, the Board shall convene an extraordinary general meeting of shareholders so that it is held within a period not exceeding two months from the time at which the loss was or should have been ascertained by them and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda.  The Board shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals eight days before the extraordinary general meeting.  If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company.  The same rules apply if, as a result of losses, net assets fall below one-quarter of the share capital provided that in such case dissolution shall take place if approved by one-fourth of the votes casts at the extraordinary general meeting.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

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surplus of the corporation, which is defined as net assets less statutory capital; or
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if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital

Under Luxembourg law, the amount and payment of annual dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the Board.  Pursuant to the Articles, the Board has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law.  Distributions may be lawfully declared and paid if AMPSA’s net profits and/or distributable reserves are sufficient under Luxembourg law.  No distributions may be made to the holders of the Ordinary Shares so long as the preferred dividend due to the holders of Preferred Shares has not been represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares if such shares will be retired and the capital reduced.

paid in accordance with the Articles or unless the Preferred Shares are redeemed.

Under Luxembourg law, at least 5% of AMPSA’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of AMPSA’s issued share capital.  The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of AMPSA’s issued share capital.  The legal reserve is not available for distribution.

Pursuant to Luxembourg law, AMPSA (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

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the shareholders at a general meeting have previously authorized the Board to acquire its shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;
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the acquisitions, including shares previously acquired by AMPSA and held by it and shares acquired by a person acting in his or her own name but on AMPSA’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the Articles);

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the shares repurchased are fully paid-up; and
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the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to AMPSA’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to AMPSA, provided that the Board informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and

(ii) in the case of shares acquired by either AMPSA or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided that the distribution of such shares is made within twelve months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce AMPSA’s share capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law) and are subject to specific provisions on reductions in share capital and redeemable shares under Luxembourg law.

Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on AMPSA’s balance sheet a non-distributable reserve of the same amount must be reflected as a liability.

The Articles authorize the Board to purchase AMPSA’s own shares (irrespective of their class) in accordance with Luxembourg law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which AMPSA’s Ordinary Shares are traded. The Articles provide that the Board is authorized for a period of 5 years from July 8, 2022 to make (i) open market repurchases of Ordinary Shares subject to certain conditions and (ii) repurchases of shares other than as described in (i) where the same terms are offered to all shareholders in a similar situation, it being understood that holders of Preferred Shares shall not be deemed to be in a similar situation to holders of Ordinary Shares.

NUMBER OF DIRECTORS

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors.

The Articles provide that the Board shall be composed of at least three directors and no more than fifteen directors, to be elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”

Pursuant to Luxembourg law, the Board must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the Board, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

VACANCIES ON BOARD OF DIRECTORS

The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Under Luxembourg law in case of vacancy of the office of a director appointed by the general meeting, unless the vacancy results from the removal of a director by the shareholders, the remaining directors so appointed may fill the vacancy on a provisional basis. In such circumstances, the next general meeting shall make the final appointment. The decision to fill a vacancy is taken by the remaining directors by simple majority vote.

The Articles provide that in case of a vacancy the remaining members of the Board may elect a director to fill the vacancy. A director so appointed shall be appointed to the class of directors that the director he or she is replacing belonged to, provided that such director shall hold office only until ratification by the shareholders of his or her appointment at the next following general meeting and, if such general meeting does not ratify the appointment, such director shall vacate his or her office at the conclusion thereof.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

Under Delaware law, a board of directors can be divided into classes. The board of directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

Under Luxembourg law, a director may be removed by the general meeting of shareholders (by proposal of the Board, the shareholders, or a spontaneous request) by a simple majority of the votes cast, with or without cause.

The Articles provide for three different classes of directors designated Class I, Class II and Class III. Initially, the Class I Directors were appointed for a one (1) year term of office, the Class II Directors were appointed for a two (2) year term of office and the Class III Directors were appointed for a three (3) year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting are elected for a three (3) year term of office.

CUMULATIVE VOTING

Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall	Not applicable.

be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.

AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

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the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and
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the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Under Luxembourg law, amendments to the Articles require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which at least one half (50%) of the voting shares in issue is present or represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the RESA and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.

An increase of the commitments of its shareholders requires the unanimous consent of the shareholders.

The Articles (to be read in conjunction with Luxembourg law) provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of AMPSA’s the voting shares in issue. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

In very limited circumstances, the Board may be authorized by the shareholders to amend the

Articles, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of AMPSA’s authorized share capital within which the Board is authorized to issue further shares. The Board is then authorized to appear in front of a Luxembourg notary to record the capital increase and to amend the share capital set forth in the Articles. The above also applies in case of the transfer of AMPSA’s registered office outside the current municipality.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

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by a majority of the disinterested directors, even though less than a quorum;
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by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;
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by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or
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by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined

Luxembourg law permits AMPSA to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards AMPSA or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by AMPSA, except in connection with criminal offences, gross negligence or fraud.

ultimately that those individuals are entitled to be indemnified.

LIMITED LIABILITY OF DIRECTORS

Delaware law permits limiting or eliminating the monetary liability of a director and certain officers to a corporation or its stockholders for breach of fiduciary duty as a director or officer, except with regard to breaches of duty of loyalty, any act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law, with respect to directors, any liability under section 174 of the DGCL which relates to the payment of unlawful dividends and unlawful stock purchases or redemptions, or with respect to officers, any action by or in the right of the corporation.

Luxembourg law does not provide for an ex ante limitation of liability but it permits AMPSA to keep directors indemnified as set out above.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder. The proposing stockholder must also comply with the requirements of applicable law, including Rule 14a-19 promulgated under the Exchange Act.

One or several shareholders holding at least 10% of the share capital in issue may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of AMPSA by registered mail at least five days before the general meeting.

If one or more shareholders representing at least 10% of the share capital in issue request so in writing, with an indication of the agenda, the convening of a general meeting, the Board or the statutory auditor must convene a general meeting. The general meeting must be held within a period of one month from receipt of such request.

SHAREHOLDERS’ SUITS

Under Delaware law, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Under Luxembourg law, the Board has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

Luxembourg law does not provide for class action lawsuits.

However, it is possible for plaintiffs who have similar but separate claims against the same defendant(s) to bring an action on a “group” basis by way of a joint action. It is also possible to ask the court, under article 206 of the Luxembourg New Civil Procedure Code, to join claims which are closely related and to rule on them together.

In addition, minority shareholders holding an aggregate of 10% of the voting rights and who voted against the discharge to a director at the annual general meeting of the company can initiate legal action against the director on behalf of the company.